WITS BASIN TO EARN INTEREST IN EXCITING NEW VMS BASE METAL PROJECT IN McFAULDS LAKE AREA OF NORTHERN ONTARIO, CANADA

Minneapolis, MN (June 10, 2004) – Wits Basin Precious Minerals Inc. (OTCBB: WITM) Wits Basin is pleased to announce that it has entered into an option agreement to earn a 70% interest, subject to a 2% royalty, in 5 mining claims covering approximately 3,200 acres in the McFaulds Lake area of northern Ontario currently held under option by Hawk Precious Minerals Inc. The site is a new VMS base metals play. Since VMS (volcanogenic massive sulphide) base metal deposits in other Canadian camps and elsewhere in the world appear in clusters (including well known mining camps such as Noranda and Kidd Creek) Wits Basin has taken an active interest in the area due to significant discoveries announced by the joint venture between Spider Resources and KWG in the McFaulds Lake camp.

In their press releases of February 19 and 23, and May 11, 2004, Spider-KWG announced the following drilling results for their property: 13.8m of 5.5% copper including 4.63m of 10.4% copper; a second hole returned 15.0m of 4.06% copper including 3.31m of 9.98% copper and a third hole of 8.0m of 6.5% copper, 3.45% zinc, 0.42 g/t gold and 15.5 g/t silver.

The optioned claims consist of a block of 5 contiguous claims (west block) comprising of approximately 80 40-acre units to the south and west of the original Spider/KWG claim group. If VMS deposits, which normally run in clusters, are discovered in this area, the potential to generate very significant tonnages exists.

This block also is contiguous to the McNugget ground actively being explored by McDonald Mines Limited and on which airborne magnetometer and Geotem electromagnetic surveys have been completed. Early indications from the airborne geophysics have identified at least 4-6 high priority Kimberlite/Diamond targets and 6-8 high priority VMS base metal targets on the claims optioned by Wits Basin.

The option agreement will require Wits Basin to make cash payments of Cdn$60,000 (Cdn$30,000 paid on the execution of the agreement and a further Cdn$30,000 due on or before November 1, 2004), issue 200,000 shares of its non-registered common stock on or before November 1, 2004 and pay the exploration expenditures of Cdn$200,000 (Cdn$100,000 each due by November 1, 2004 and May 1, 2005). Ground geophysics and drilling on this project should commence during the summer/fall exploration season of 2004.

About Wits Basin Precious Minerals Inc.

Wits Basin is a precious minerals exploration company. In addition to the FSC Project, Wits basin has exploration interests in five properties: the Holdsworth Property near Wawa, Ontario, Canada and the four properties located in South America held by its subsidiary, Brazmin Ltda. Wits Basin’s common stock trades on the Over-the-Counter Bulletin Board under the symbol “WITM.” Wits Basin is headquartered in Minneapolis, MN with an office in Toronto, ON.

Forward-Looking Statements and Risk Factors

Certain statements contained in this press release that are forward-looking in nature are based on the current beliefs and assumptions of our management. When used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.

The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.

For further information on Wits Basin Precious Minerals Inc.: H. Vance White, CEO, 416.214.2250 or 866.214.WITM(9486); Mark D. Dacko, CFO, 612.349.5277 www.witsbasin.com